Exhibit 99.1

INTERNATIONAL PAPER PLAZA
6400 POPLAR AVENUE
MEMPHIS, TN 38197

News Release

International Paper to Strengthen and Expand Focus on

Brazilian Uncoated Papers Platform

Company reaches agreement with VCP for asset trade

MEMPHIS, Tenn. – Sept. 19, 2006 – International Paper (NYSE: IP) today announced that it has entered into an agreement with Votorantim Celulose e Papel S.A. (VCP) to exchange IP’s pulp mill project being developed in Tres Lagoas, state of Mato Grosso do Sul, Brazil (together with approximately 100,000 hectares of surrounding forestlands ) for VCP’s Luiz Antonio pulp and uncoated paper mill and approximately 60,000 hectares of forestlands located in the state of Sao Paulo, Brazil. IP will fund the Tres Lagoas pulp mill project in the amount of US $1.15 billion.

The Luiz Antonio Mill is located 150 miles north of International Paper Brazil’s Mogi Guacu Mill in Sao Paulo state. The mill has two paper machines that together produce 350,000 metric tonnes annually of uncoated papers. It also produces 385,000 metric tonnes of pulp annually, of which 100,000 metric tonnes will be sold to VCP for use at VCP’s Piracicaba paper mill under a long-term supply agreement on competitive terms, with the balance used internally on the two paper machines on site.

After the exchange, VCP will own and operate a 1.1 million-metric-tonne pulp mill at Tres Lagoas. In addition, International Paper will build a 200,000-metric-tonne paper machine on a site adjacent to VCP’s Tres Lagoas pulp mill, and has an option to build a second similar machine in the future. IP’s new paper machines would be supported by a long-term supply agreement under which VCP would provide pulp, utilities and other services on competitive terms to International Paper.

“International Paper’s Brazil operations are an important base for the company and this is an opportunity to expand our position in regional markets while capitalizing on one of the world’s lowest-cost manufacturing environments. With this agreement, we will have the ability to expand our already successful platform to better serve growing demand in Latin America, as well as provide for future growth opportunities in other regions of the world,” said John Faraci, IP’s chairman and CEO.

“We are very pleased with the decision of our Board of Directors to approve the Tres Lagoas project. Given the financial strengths of the project, the growth potential in Latin America and the outstanding competitive position of Brazil, we believe that this project will make a significant contribution to making IP more competitive globally,” said Maximo Pacheco, president of IP Brazil.

The transaction, which is expected to close by February 1, 2007, is part of International Paper’s previously announced transformation plan to focus on uncoated papers and industrial and consumer packaging globally. With the previously announced sale of IP’s Brazilian coated papers and saw mill business to Stora Enso, this agreement and the strategic review underway for a possible sale of IP Brazil’s chip mill business in Amapa will substantially complete the transformation of IP Brazil to focus on the platform business of uncoated papers.

This release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (ii) market and economic factors, including changes in international conditions, specifically in Brazil, Russia, Poland, China and South Korea, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes; (iii) the Company’s transformation plan, including the ability to accomplish the transformation plan, the impact of the plan on the Company’s relationship with its employees, the ability to realize anticipated profit improvement from the plan and the ability to successfully negotiate satisfactory sale terms for assets that are contemplated for sale but are not currently under contract; (iv) the execution of sale transactions currently under contract and the realization of anticipated sales proceeds there under, including, the ability to successfully consummate the transactions without a purchase price adjustment, the successful fulfillment (or waiver) of all conditions set forth in the sale agreements, the successful closing of the transactions within the estimated timeframes and the ability to monetize the non-cash portion of the sale proceeds; and (v) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, South America and Asia. These businesses are complemented by an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

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Contacts:

Media: Kathleen Bark, 901-419-4333; Investors: Brian McDonald, 901-419-4957